[LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP}



                                                 February 24, 1997



Freedom Group of Tax Exempt Funds
One Beacon Street
Boston, Massachusetts 02108

         Re:      Freedom Tax Exempt Money Fund and
                  Freedom California Tax Exempt Money Fund - Rule 24f-2 Notice

Ladies and Gentlemen:

     As counsel to Freedom Group of Tax Exempt Funds (the "Trust"), we have been requested to render an opinion in connection with the filing by the Trust of a Rule 24f-2 Notice on Form 24F-2 with respect to the fiscal year ended December 31, 1996.

     Reference is made to Item 10 of Form 24F-2, wherein the Trust reports the number of Shares (the "Shares") representing interests in the Freedom Tax Exempt Money Fund and Freedom California Tax Exempt Money Fund series of the Trust sold during the fiscal year ended December 31, 1996 in reliance upon registration under the Securities Act of 1933 and pursuant to Rule 24f-2 of the Investment Company Act of 1940.

     We have examined the Amendment and Restatement of Agreement and Declaration of Trust dated September 27, 1982 of the Trust, as amended to date, the By-Laws of the Trust, certain resolutions adopted by the Board of Trustees of the Trust, the form of the Form 24F-2 to be filed by the Trust and such other documents as we deemed necessary for purposes of this opinion.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning its laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

     Based upon the foregoing and assuming that all of such shares were sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale and payment was received by the Trust in consideration thereof, in our opinion, the Shares were legally issued, fully paid and non-assessable by the Trust.

                                               Very truly yours,

                                               /s/  Goodwin, Procter & Hoar LLP
                                               --------------------------------
                                               GOODWIN, PROCTER & HOAR  LLP